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EXHIBIT 21

Subsidiaries of Registrant

        The following are the subsidiaries of Danvers Bancorp, Inc.:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Danversbank	Massachusetts
Danvers Capital Trust I	Delaware
Danvers Capital Trust II	Delaware
Danvers Capital Trust III	Delaware

        The following are wholly-owned subsidiaries of Danversbank:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Conant Investment Corporation	Massachusetts
Danvers Square Investment Corporation	Massachusetts
One Conant Capital LLC	Massachusetts
Conant Ventures, Inc.	Massachusetts

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Subsidiaries of Registrant